                                                            Filed pursuant to
                                                            Rule 424 (b)(3)
                                                            Reg Nos. 333-36434
                                                            and 333-36434-01


PROSPECTUS SUPPLEMENT NO.2
(To Prospectus dated August 30, 2000)

NTL (Delaware), Inc.
5 3/4% Convertible Subordinated Notes Due 2009
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No.2 supplements and amends the Prospectus dated August 30, 2000 and the Prospectus Supplement No.1 dated September 26, 2000, relating to the 5 3/4% Convertible Subordinated Notes Due 2009 of NTL (Delaware), Inc. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes.

The table on pages 46 through 47 of the Prospectus sets forth information with respect to the Selling Security Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Securityholder that may be offered pursuant to the Prospectus. This Prospectus Supplement amends that table by adding the following Selling Security Holders, or to the extent such persons are already named as Selling Security Holders, by amending the respective amounts of Convertible Notes beneficially owned.


                                   PRINCIPAL      PERCENT OF              COMMON
                                   AMOUNT OF         TOTAL              STOCK OWNED              COMMON
                                  CONVERTIBLE      PRINCIPAL              PRIOR TO            STOCK TO BE
     SELLING SECURITY                NOTES         AMOUNT OF              ORIGINAL           REGISTERED BY
          HOLDERS                     ($)         OUTSTANDING             OFFERING           THE PROSPECTUS
-----------------------------------------------------------------------------------------------------------
AXP Bond Fund, Inc.               $ 1,950,000          *                     -                  18,024.83

AXP Equity Value Fund, a
Series of AXP Strategy
Series, Inc.                        2,300,000          *                     -                  21,260.05

AXP Variable Portfolio -
Bond Fund, a Series of AXP
Variable Portfolio Income
Series, Inc.                          860,000          *                     -                   7,949.41

AXP Variable Portfolio -
Managed Fund, a Series of
AXP Variable Portfolio
Managed Series, Inc.                  980,000          *                     -                   9,058.63

Balanced Portfolio, a
Series of Growth and
Income Trust                        2,800,000          *                     -                  25,881.80

Equity Income Portfolio, a
Series of Growth and
Income Trust                        2,600,000          *                     -                  24,033.10

Equity Portfolio, a Series
of Growth and Income Trust         18,000,000         1.5                    -                 166,383.00

Income Portfolio, a Series
of IDS Life Series Fund,
Inc.                                   60,000          *                     -                     554.61

Lehman Brothers Inc.               45,506,000        3.79                    -                 420,634.71

New York Life Insurance
Company                            17,900,000        1.49                    -                 165,458.65

New York Life Insurance
and Annuity Corporation             2,100,000          *                     -                  19,411.35

Salomon Smith Barney Inc.          10,000,000          *                     -                  92,435.00

Total Return Portfolio, a
Series of Growth and
Income Trust                        1,003,000          *                     -                   9,271.23


*  Less than one percent

The Prospectus, together with Prospectus Supplement No.1 and this Prospectus Supplement No.2 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No.2 is October 10, 2000.